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                            TRANSFER AGENCY AGREEMENT

     AGREEMENT made as of this 28th day of April, 2003 by and between METROPOLITAN SERIES FUND, INC., a Maryland corporation having its principal place of business at 501 Boylston Street, Boston, Massachusetts (hereinafter called the "Fund") and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation having its principal place of business at One Madison Avenue, New York, New York (hereinafter called "MLIC").

                                WITNESSETH THAT:

     WHEREAS, the Fund is authorized to issue shares of common stock, par value $0.01 per share, in separate series, with each such series representing an interest in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund offers shares of separate series (such series, together with all other series subsequently established by the Fund being hereinafter referred to as the "Portfolios");

     MLIC is hereby appointed Transfer Agent for the shares of the Fund and Dividend Disbursing Agent for the Fund; and, in consideration of the Fund's making its shares available for investment in connection with certain insurance products of MLIC and its affliated insurance companies and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, but for no other fee or reimbursement which is not specifically set forth herein, MLIC accepts said appointment, subject to the following terms and conditions:

DOCUMENTS

     In connection with the appointment of MLIC as Transfer Agent, the Fund shall furnish MLIC with such certificates, documents or opinions which MLIC may, in its discretion, reasonably deem necessary or appropriate in the proper performance of its duties.

AUTHORIZED SHARES

     1. The Fund certifies to MLIC that as of the close of business on the date of this Agreement, it has authorized the number shares of its common stock, par value $0.01 per share, as set forth in its Articles of Incorporation.

MLIC TO ISSUE AND REGISTER SHARES

     2. MLIC shall record the issuance of shares of common stock upon receipt of orders therefor from MLIC, or any other insurance company affiliated with MLIC.

     If MLIC, as Transfer Agent, receives any check or funds for the purchase of shares of common stock, such check or funds shall promptly be forwarded to the Custodian for the account of the relevant Portfolio.

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     MLIC shall compute the number of shares issuable in the case of an order for a dollar amount of shares (or the purchase price in the case of an order for specific number of shares) at the net asset value per share for the Portfolio, as described in the Fund's then-current prospectus, unless the Fund's Board of Directors should otherwise direct.

     Except as specifically agreed in writing between MLIC and the Fund, MLIC shall have no obligation when crediting shares to take cognizance of any other laws relating to the sale of such shares.

NOTICE OF DISTRIBUTION

     3. The Fund shall promptly inform MLIC of the declaration of any dividend or distribution on account of shares of a Portfolio, including the amount per share, record date and date payable.

DISTRIBUTIONS

     4. MLIC shall act as Dividend Disbursing Agent for the Fund, and, as such, in accordance with the provisions of the Fund's Articles of Incorporation and then-current prospectus, shall distribute or credit income and capital gain payments to shareholders. The Fund will notify MLIC of the estimated amount required to pay the portion of the distribution or dividend payable in cash. The Fund will cause the Custodian to make available to MLIC sufficient funds out of the assets of that Portfolio for any such payment to be paid out in cash. MLIC shall process the reinvestment of distributions on each Portfolio at the net asset value per share for that Portfolio next computed after the payment, in accordance with the then-current prospectus of the Fund. MLIC shall notify the Fund and the Custodian as to the number, Portfolio, dollar amount and date of issue of shares issued by reinvestment of each distribution.

REDEMPTIONS AND REPURCHASES

     5. MLIC shall process each order for the redemption of shares accepted by MLIC from any shareholder at the net asset value per share for that Portfolio, as described in the Fund's then-current prospectus, unless the Fund's Board of Directors should otherwise direct. Where redemption of a dollar amount is requested, MLIC shall calculate the number of shares to be redeemed so as to provide the shareholder with the dollar value identified in the order, and where a stated number of shares is to be redeemed, MLIC shall calculate the dollar amount of the redemption, and in each case shall direct the Custodian to make the required amount of funds available to the shareholder out of the assets of that Portfolio. The Fund shall cause the Custodian to make such funds available not more than 7 days after receipt of the redemption request.

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PROCESSING TRANSACTIONS

     6. In issuing shares pursuant to Paragraph 2 of this Agreement and processing redemptions and repurchases pursuant to Paragraph 5, MLIC shall maintain a record of the time when a proper and complete order for each such transaction was received by it, and the Fund may rely on MLIC's so doing. Procedures and standards for effecting and accepting purchase, redemption and repurchase orders from shareholders by telephone may be established by mutual agreement between MLIC and the Fund.

     MLIC shall deliver to Fund shareholders all transaction confirmations required by law, and the Fund may rely on MLIC's so doing.

     In calculating the number of shares to be issued on purchase or reinvestment, or redeemed or repurchased, or the amount of the purchase payment or redemption or repurchase proceeds owed, MLIC shall use the net asset value per share computed by the Custodian or such other person as may be designated by the Fund's Board of Directors.

     The authority of MLIC to process purchases, reinvestments, redemptions and repurchases shall be suspended upon receipt of notification by it of the suspension of the determination of the Fund's net asset.

TAX RETURNS

     7. MLIC shall prepare, file (or cause to be prepared and filed) with the Internal Revenue Service and with the appropriate state agencies, if required, mail to shareholders such returns for reporting dividends and distributions paid as are required to be so filed and mailed, and shall withhold such sums, if any, as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

BOOKS AND RECORDS

     8. MLIC shall maintain records showing for each shareholder's account the following:

          A.   Names, addresses and tax identifying numbers;

          B.   Number of shares of each Portfolio held;

          C. Historical information with respect to each Portfolio regarding the account of each shareholder, including dividends paid and date and price for all transactions;

          D.   Any stop or restraining order placed against the account;

          E. Information with respect to dividend reinvestment or withholdings on dividends;

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          F.   Correspondence relating to the current maintenance of the
               account;

          G. Any information required in order for MLIC to perform the calculations contemplated or required by this Agreement;

          H. Such other records as the Fund may from time to time reasonably request.

     Any such records required to be maintained by Rule 31a-1 of the General Rules and Regulations under the Investment Company Act of 1940 shall be preserved for the periods, and on the media, prescribed in Rule 31a-2 of said rules as specifically noted below. Such record retention shall be at the expense of MLIC and records may be inspected by the Fund or its designees at reasonable times, and, upon reasonable request of the Fund, copies of records shall be provided at MLIC's expense to the Fund or its designees. MLIC may, at its option at any time, and shall, forthwith upon the Fund's demand, turn over to the Fund and cease to retain in MLIC's files, records and documents created and maintained by MLIC pursuant to this Agreement which are no longer needed by MLIC in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by MLIC for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund, or destroyed in accordance with MLIC's record retention policies unless the Fund directs otherwise.

     Such records are deemed to be the property of the Fund, and, upon termination of this Agreement, any such records remaining in MLIC's possession shall be delivered to the Fund or its designee.

INFORMATION TO BE FURNISHED

     9. MLIC shall furnish to the Fund such other information, including shareholder lists and statistical information, as needed to implement the provisions of this Agreement and as may be agreed upon from time to time.

     The Fund shall furnish to MLIC such instructions and other information as are needed to implement the provisions of this Agreement and as may be agreed upon from time to time.

CORRESPONDENCE

     10. MLIC shall answer correspondence from shareholders of record relating to their share accounts and such other correspondence as may from time to time be mutually agreed upon.

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COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

     11. As between the Fund and MLIC in its capacity as Transfer Agent, the Fund assumes full responsibility for the preparation, contents and distribution of each prospectus of the Fund and for complying with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction over the Fund, except as may be specifically provided herein.

FORCE MAJEURE

     12. MLIC shall not be liable for loss of data occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply. MLIC shall use its best efforts to minimize the likelihood of such damage, loss of data, delays or errors resulting from uncontrollable events, and if such damage, loss of data, delays or errors occur, MLIC shall use its best efforts to mitigate the effects of such occurrence.

STANDARD OF CARE AND INDEMNIFICATION

     13. MLIC shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors; provided that MLIC shall indemnify and hold the Fund harmless from all damages and costs, including reasonable attorneys' fees, incurred by the Fund as a result of MLIC's negligence, bad faith or willful misconduct, or that of its officers, agents and employees, in the performance of this Agreement.

     14. The Fund shall indemnify and hold MLIC harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit in connection with the performance of its duties hereunder, or the functions of Transfer and Dividend Disbursing Agent or as a result of acting upon any instruction reasonably believed by it to have been properly executed by a duly authorized officer of the Fund, or upon any information, data, records or documents provided MLIC or its agents by computer tape, telex, CRT data entry or other similar means authorized by the Fund, provided that this indemnification shall not apply to actions or omissions of MLIC in cases of its own willful misconduct or negligence or that of its officers, agents and employees.

     In order that the indemnification provision contained in this paragraph 14 or that in paragraph 13 shall apply, however, it is understood that if in any case the one party (the "Indemnitor") may be asked to indemnify or save the other party (the Indemnitee") harmless, the Indemnitor shall be fully and promptly advised of all pertinent facts concerning the matters in question, and it is further understood that the Indemnitee will use all reasonable care to identify and notify the Indemnitor promptly concerning any situation which presents or appears likely to present the probability of such a claim for

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indemnification against the Indemnitor. The Indemnitor shall have the option to defend the Indemnitee against any claim which may be the subject of this indemnification, and in the event that the Indemnitor so elects, it will so notify the Indemnitee, and thereupon the Indemnitor shall take over complete defense of the claim, and the Indemnitee shall in such situations seek or be entitled to indemnification under this paragraph. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor will be asked to indemnify the Indemnitee except with the Indemnitor's prior written consent.

FURTHER ACTIONS

     15. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

ASSIGNMENT

     16. MLIC may not assign this Agreement or delegate any of its responsibilities hereunder without the Fund's express written consent.

AMENDMENT AND TERMINATION

     17. This Agreement may be modified or amended from time to time by written agreement between the parties hereto. This Agreement may be terminated at any time by not less than one hundred twenty (120) days' written notice given by one party to the other.

FEES

     18. There shall be no fees paid under this Agreement.

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     EXECUTED under seal as of the day and year first above written:

                                         METROPOLITAN SERIES FUND, INC.


                                         By: /s/ John F. Guthrie, Jr.
                                             -----------------------------------
                                             John F. Guthrie, Jr.
                                             Senior Vice President


                                         METROPOLITAN LIFE INSURANCE COMPANY


                                         By: /s/ Hugh C. McHaffie
                                             -----------------------------------
                                             Hugh C. McHaffie
                                             Senior Vice President

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